UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 26, 2016

Date of Report (Date of earliest event reported)

inVentiv Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-30318	52-2181734
(Commission File Number)	(IRS Employer Identification No.)

1 Van De Graaff Drive Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

(800) 416-0555

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 26, 2016, inVentiv Health, Inc. (the “Company”) entered into an amended and restated employment agreement (the “Amendment”) with Jeffrey McMullen, our Vice Chairman and Director and Chairman of inVentiv Health Clinical. The Amendment extended Mr. McMullen’s existing employment agreement by two years until May 23, 2018. The Amendment reduces the base salary Mr. McMullen receives from the Company during each year of the extension as he transitions from an executive to board role. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the Amended and Restated Employment Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2016, Mr. David Southwell was elected as a director of the Company by a written consent of the shareholders of the Company holding a majority of the outstanding shares of the Company’s common stock. Mr. Southwell will also serve as the Chairman of the Audit Committee.

As compensation for his service as a director, Mr. Southwell will receive an annual fee of $75,000, with an additional $20,000 for so long as he serves as Chairman of the Audit Committee. The Company has also committed to granting Mr. Southwell an initial equity grant pursuant to the inVentiv Group Holdings, Inc. 2010 Equity Incentive Plan (as amended). Mr. Southwell’s initial award will be in the form of stock options, the amount of which will be determined by dividing $200,000 by the fair market value of the common stock of inVentiv Group Holdings, Inc. on the date of grant (the “Initial Grant”). It is anticipated that the Initial Grant will vest over a one-year period.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Jeffrey P. McMullen and inVentiv Health, Inc.

10.2	Letter Agreement between David Southwell and inVentiv Group Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVENTIV HEALTH, INC.

By:	/s/ Jonathan E. Bicknell
Name: Jonathan E. Bicknell Title: Chief Financial Officer

Date: May 26, 2016